                                                                                                           EXHIBIT 99.1
[ACXIOM LOGO]
                                                                                         For more information, contact:
                                                                                                      Katharine Raymond
                                                                                         Investor Relations Coordinator
                                                                                                     Acxiom Corporation
                                                                                                         (501) 342-1321

                                                                                                            Dale Ingram
                                                                                                Public Relations Leader
                                                                                                     Acxiom Corporation
                                                                                                         (501) 342-4346
                                                                                                                  EACXM

                                  Acxiom® Board Unanimously Rejects ValueAct Proposal

LITTLE ROCK, Ark.-- December 20, 2005-- Acxiom Corporation  (NASDAQ:  ACXM) announced today that its Board of Directors has unanimously  rejected ValueAct  Capital's (VA) proposal,  as detailed in its letter of October 21, 2005, to acquire all of the shares it does not already own at a cash purchase price of $25 a share.

The Acxiom Board  finalized its decision in a meeting held on Monday,  December 19, its fifth recent meeting related to the VA proposal.  The Board met on October 25 and agreed that  additional  analysis of the issues raised in the October
21 letter from VA should be  conducted,  and that  further  discussions  should be held at the Board's  next  quarterly meeting  scheduled for November 2. On November 2, the Board  determined to schedule a meeting with  representatives  of
VA and its  investment  banker to allow VA to present any  information  it desired to convey to the Board in support of its proposal and to voice its  suggestions  for the Company,  and to allow the Board to better  understand  VA's latest proposal.  On November  22, a majority of the  independent  directors of the Board met with those  representatives  and discussed the issues raised by VA.

On December  3, the Board met with  members of Acxiom's  senior  leadership  team to review  their  business  strategy, evaluate  plans for execution of that  strategy,  analyze the prospects of achieving the Company's  Financial Road Map, and  receive  management's  response  to the issues  raised by VA. On  December  19,  the Board met with its  financial advisor, and reviewed and discussed the VA proposal.

Based on all the  information  available to it,  including the counsel of its financial and legal  advisors,  the Board voted  unanimously  at the end of the December 19 meeting to reject the VA  proposal.  It is the view of the Board that the VA proposal is not in the best interest of Acxiom's shareholders, clients or associates.

"The Board determined that Acxiom's  current strategy  positions the corporation well for success in both the short and long term," Acxiom Board  Chairman  Charles D. Morgan said.  "Each of the Board members  worked hard to understand  all aspects of the situation and, among other things,  considered the viewpoints of VA as well as Acxiom's management,  and in so doing made the  decision it  believes  will  produce the best  outcome  for  Acxiom's  shareholders,  clients and associates."

The Board  concluded  that the  expected  shareholder  value  that will be created by  following  management's  current strategy is well in excess of the VA proposal.

Among the key factors the Board cited in its decision were:
Confidence in management's  ability to deliver improving  financial results based on Q2 performance and quarter-to-date momentum for Q3, which ends December 31, prospects for Q4 of fiscal 2006, and prospects for fiscal 2007;
Continuing focus on the execution of the previously announced expense management initiatives;
Confirmation that the Company's  investment in grid technology would soon be validated through a long-term  development and go-to-market strategic relationship with a major technology company;
Confidence in the Company's  ability to achieve the aggregate  fiscal 2006 and longer-term  goals of its Financial Road
Map; and
Input from major clients on the potential disruption associated with VA proposal.

"We have seen  increasing  strength  in our  business  performance  as our  fiscal  year has  progressed,  which we are confident  will allow us to exceed  consensus  analysts'  estimates  and  achieve the primary  goals  reflected  in our
Financial Road Map," Morgan said.

The Company expects to announce its  third-quarter  results on January 25, 2006, at which time it also will communicate its Financial Road Map targets for fiscal 2007.

About Acxiom

Acxiom  Corporation  (NASDAQ:  ACXM)  integrates  data,  services  and  technology  to create and deliver  customer and information  management  solutions for many of the largest,  most respected companies in the world. The core components of Acxiom's  innovative  solutions  are Customer  Data  Integration  (CDI)  technology,  data,  database  services,  IT outsourcing,  consulting and analytics,  and privacy  leadership.  Founded in 1969,  Acxiom is  headquartered in Little
Rock, Arkansas, with locations throughout the United States and Europe, and in Australia and China.

For more information, visit www.acxiom.com.